Exhibit 99.1

Kayne Anderson BDC, Inc. Announces September 30, 2026 Financial Results and Declares Fourth Quarter 2026 Dividend of $0.40 Per Share

CHICAGO--(BUSINESS WIRE)-- Kayne Anderson BDC, Inc. (NYSE: KBDC) (“KBDC” or the “Company”), a business development company externally managed by its investment adviser, KA Credit Advisors, LLC, today announced its financial results for the third quarter ended September 30, 2026.

Financial Highlights for the Quarter Ended September 30, 2026

●	Net investment income of $30.2 million, or $0.46 per share;

●	Net asset value of $15.71 per share, decreased from $16.00 per share as of June 30, 2026, primarily as a result of realized and unrealized losses of $0.36, partially offset by higher net investment income earned over distributions paid of $0.06 and accretive share repurchases of $0.01;

●	New private credit and equity investment commitments of $76.3 million, fundings of $91.9 million and repayments of $114.9 million, resulting in a net funded decrease of $23.0 million;

●	The Company’s Board of Directors (the “Board”) declared a dividend of $0.40 per share, to be paid on January 19, 2027, to stockholders of record as of December 31, 2026.

“Third quarter net investment income of $0.46 per share exceeded our $0.40 base dividend and generated an annualized ROE from net investment income of 11.7%,” said Doug Goodwillie, Co-Chief Executive Officer. “Our credit performance has been exemplary since our IPO in May 2024, but we did experience some pressure this quarter with a slight decline in NAV per share and a momentary increase in non-accruals. We expect to resolve the few related credit issues in the portfolio in the near future which should support NAV stability and bring non-accrual metrics back in-line with our strong historical track record. The portfolio remains healthy as our value lending credit philosophy dictates investing via conservative capital structures in first-lien loans to core middle market businesses in stable and staple industries. This strategy positions KBDC to deliver attractive risk adjusted returns to our shareholders.”

“With the declaration of our fourth quarter dividend, we delivered on our commitment to pay the $0.40 base dividend throughout 2026 and we ended the quarter with $0.32 per share of undistributed net investment income,” said Ken Leonard, Co-Chief Executive Officer. “We remained selective this quarter, committing $76 million to new private credit investments. With over $500 million of liquidity, we are well-positioned to support our sponsor partners as deal activity picks up. Our income-producing portfolio earns an average spread of 587 basis points over SOFR. That spread, together with recent increases in reference rates and the long-term health of our portfolio, gives us confidence that we can maintain our base dividend going forward.”

Selected Financial Highlights

	As of
(in thousands, except per share data)	September 30, 2026	June 30, 2026

Portfolio company investments, at fair value	$2,222,668	$2,266,618
Total assets	$2,288,551	$2,341,758
Total debt outstanding, at principal	$1,212,000	$1,238,000
Net assets	$1,036,262	$1,059,652
Net asset value per share	$15.71	$16.00
Total debt-to-equity ratio	1.17x	1.17x

	For the quarter ended
	September 30, 2026	June 30, 2026

Net investment income per share	$0.46	$0.42
Net realized and unrealized gains (losses) per share(1)	$(0.36)	$(0.26)
Earnings per share	$0.10	$0.16
Regular dividend per share	$0.40	$0.40

(1)	Amounts shown may not correspond for the period as it includes the effect of the timing of the distribution, shares repurchased, and the issuance of common stock.

Results of Operations

Total investment income for the quarter ended September 30, 2026 was $59.0 million, as compared to $55.7 million for the quarter ended June 30, 2026. The increase was primarily related to prepayment and accelerated amortization from realizations in the quarter and higher average outstanding private credit investment balances during the quarter. PIK income represented 4.9% of total interest income for the quarter, as compared to 4.5% for the quarter ended June 30, 2026.

Net investment income for the quarter ended September 30, 2026 was $30.2 million or $0.46 per share as compared to $27.5 million or $0.42 per share for the quarter ended June 30, 2026. Net expenses for the quarter were $28.8 million, as compared to $28.2 million for the quarter ended June 30, 2026. The increase was primarily related to higher interest expense associated with increased average borrowings, partially offset by lower incentive fees.

For the quarter ended September 30, 2026, the Company had a realized loss of $14.9 million and had a net change in unrealized losses on investments of $8.5 million. The realized loss was due to the restructure of American Soccer Company, Incorporated (Score), whereby a portion of the existing debt investment was exchanged for new debt investments and a preferred equity investment. The unrealized losses for the quarter were primarily driven by decreases in fair value of investments on watch list and quarterly amortization of original issue discounts, partially offset by new upfront fees for originations during the quarter and the reversal of the $14.9 million unrealized loss on Score that was realized this quarter.

Portfolio and Investment Activity

	As of
($ in thousands, unless otherwise noted)	September 30, 2026	June 30, 2026

Portfolio company investments at fair value	$2,222,668	$2,266,618
Number of portfolio companies	100	104
Average portfolio company investment size	$22,227	$21,794

Asset class:
First lien debt	92.5%	92.8%
Subordinated debt	5.4%	5.3%
Equity	2.1%	1.9%

Non-accrual debt investments:
Non-accrual investments at fair value	$78,413	$59,130
Non-accrual investments as a percentage of debt investments at fair value	3.6%	2.7%

Interest rate type:
Percentage floating-rate	95.1%	95.3%
Percentage fixed-rate	4.9%	4.7%

Yields on debt investments (at fair value):
Weighted average yield - excluding non-accruals	10.3%	10.2%
Weighted average yield - including non-accruals	10.0%	9.9%

Investment activity during the quarter ended ($ in millions):
Gross new investment commitments	$76.3	$138.7	(1)
Principal amount of investments funded	$91.9	$146.4	(1)
Principal amount of investments sold or repaid	$(114.9)	$(67.9	) (1)
Net principal amount of investments funded (repaid)	$(23.0)	$78.5

(1)	For the quarter ending June 30, 2026, broadly syndicated loans represent $0 of new investment commitments, $0 of investments funded and $29.8 million of investments sold or repaid.

Liquidity and Capital Resources

As of September 30, 2026, the Company had $275 million senior unsecured notes outstanding, $937 million borrowed under its credit facilities and cash and cash equivalents of $45.7 million (including investments in money market funds). As of that date, the Company had $463 million of undrawn commitments available on its credit facilities (subject to borrowing base restrictions and other conditions).

As of September 30, 2026, the Company’s debt-to-equity ratio was 1.17x and its asset coverage ratio was 186%. The Company targets a debt-to-equity ratio of 1.0x to 1.25x (which equates to asset coverage of 200% to 180%). The Company may operate above or below this target based on market conditions.

Recent Developments

●	On November 4, 2026, the Board of Directors declared a dividend to common stockholders in the amount of $0.40 per share. The dividend of $0.40 per share will be paid on January 19, 2027, to stockholders of record as of the close of business on December 31, 2026.

●	From October 1, 2026 to October 29, 2026, the Company’s agent repurchased 146,242 shares of common stock at an average price of $12.60 per share for a total amount of $1.8 million. As of October 29, 2026, $92.8 million remains for repurchase under the Company’s current 10b5-1 Plan.

Conference Call Information

KBDC will host a conference call at 12:00 pm ET on Friday, November 6, 2026, to review its financial results. All interested parties are invited to participate using the following telephone dial-in or the webcast details:

Telephone Dial-in

●	Toll Free: +1 833-461-5787

●	Alternative: +1 585-542-9983

●	Conference ID: 700744934

Webcast Link

https://events.q4inc.com/attendee/700744934

Participants can pre-register and receive a unique passcode to skip operator assisted entry and dial directly into the earnings call. To avoid potential delays, please join at least 10 minutes prior to the start of the earnings call. Following completion of the call, a replay will be available at the Events & Presentation page of KBDC’s website.

Kayne Anderson BDC, Inc.

Consolidated Statements of Assets and Liabilities

(amounts in 000’s, except share and per share amounts)

	September 30,	December 31,
	2026	2025
Assets:	(Unaudited)
Portfolio company investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $2,076,422 and $2,079,041)	$2,072,855	$2,084,737
Non-controlled, affiliated investments (amortized cost of $132,259 and $118,459)	127,359	113,684
Controlled, affiliated investments (amortized cost of $35,162 and $0)	22,454	-
Total portfolio company investments, at fair value (amortized cost of $2,243,843 and $2,197,500)	2,222,668	2,198,421
Investments in money market funds (amortized cost of $22,261 and $25,409)	22,261	25,409
Cash	23,443	18,027
Deposits for investments	-	13,015
Receivable for sales of investments	81	7,168
Receivable for principal payments on investments	145	308
Interest receivable	19,461	24,063
Prepaid expenses and other assets	492	291
Total Assets	$2,288,551	$2,286,702

Liabilities:
Corporate Credit Facility	$162,000	$135,000
Unamortized Corporate Credit Facility issuance costs	(2,704)	(3,372)
Revolving Funding Facility	583,000	525,000
Unamortized Revolving Funding Facility issuance costs	(5,491)	(4,671)
Revolving Funding Facility II	192,000	195,000
Unamortized Revolving Funding Facility II issuance costs	(1,705)	(2,100)
Notes	268,493	274,701
Unamortized notes issuance costs	(1,959)	(2,560)
Shares repurchased payable	23	496
Distributions payable	26,381	27,213
Management fee payable	5,657	5,613
Incentive fee payable	1,203	3,935
Accrued expenses and other liabilities	25,391	22,041
Accrued excise tax expense	-	475
Total Liabilities	$1,252,289	$1,176,771

Commitments and contingencies

Net Assets:
Common Shares, $0.001 par value; 100,000,000 shares authorized; 65,950,801 and 67,998,184 as of September 30, 2026 and December 31, 2025, respectively, issued and outstanding	$66	$68
Additional paid-in capital	1,079,233	1,108,001
Total distributable earnings (deficit)	(43,037)	1,862
Total Net Assets	$1,036,262	$1,109,931
Total Liabilities and Net Assets	$2,288,551	$2,286,702
Net Asset Value Per Common Share	$15.71	$16.32

Kayne Anderson BDC, Inc.

Consolidated Statements of Operations

(amounts in 000’s, except share and per share amounts) (Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Income:
Investment income from investments:
From non-controlled, non-affiliated investments:
Interest income from non-controlled, non- affiliated investments	$52,485	$56,752	$151,961	$166,517
Payment-in-kind interest income from non- controlled, non-affiliated investments	2,625	2,146	9,399	4,515
Dividend income	318	412	1,016	821
From non-controlled, affiliated investments:
Interest income from non-controlled, affiliated investments	3,251	2,063	9,331	2,063
From controlled, affiliated investments:
Interest income from controlled, affiliated investments	39	-	39	-
Payment-in-kind interest income from controlled, affiliated investments	245	-	245	-
Total Investment Income	58,963	61,373	171,991	173,916

Expenses:
Management fees	5,657	5,583	16,634	16,126
Incentive fees	1,203	4,419	6,209	13,361
Interest expense	20,724	20,207	59,193	55,716
Professional fees	389	369	1,031	1,082
Directors fees	164	158	492	474
Excise tax expense (benefit)	-	-	(11)	(43)
Other general and administrative expenses	634	591	1,794	1,775
Total Expenses	28,771	31,327	85,342	88,491
Less: Management fee waiver	-	-	-	(2,071)
Net Expenses	28,771	31,327	85,342	86,420
Net Investment Income (Loss)	30,192	30,046	86,649	87,496

Realized and unrealized gains (losses) on investments
Net realized gains (losses):
Non-controlled, non-affiliated investments	(14,901)	(22)	(29,369)	534
Total net realized gains (losses)	(14,901)	(22)	(29,369)	534
Net change in unrealized gains (losses):
Non-controlled, non-affiliated investments	(7,982)	(5,407)	(18,396)	(13,464)
Non-controlled, affiliated investments	32	424	(125)	(1,501)
Controlled, affiliated investments	(522)	-	(3,574)	-
Total net change in unrealized gains (losses)	(8,472)	(4,983)	(22,095)	(14,965)
Total realized and unrealized gains (losses)	(23,373)	(5,005)	(51,464)	(14,431)
Income tax (expense) benefit on unrealized appreciation/depreciation on investments	(210)	(428)	(618)	(1,327)
Net Increase in Net Assets Resulting from Operations	$6,609	$24,613	$34,567	$71,738

Basic and diluted net investment income per share	$0.46	$0.43	$1.30	$1.23
Basic and diluted net increase in net assets resulting from operations per share	$0.10	$0.35	$0.52	$1.01
Weighted Average Common Shares Outstanding - Basic and Diluted	66,041,019	70,430,331	66,506,862	70,852,621

About Kayne Anderson BDC, Inc.

Kayne Anderson BDC, Inc. is a business development company (“BDC”) that invests primarily in first lien senior secured loans, with a secondary focus on unitranche and split-lien loans to middle market companies. KBDC is externally managed by its investment adviser, KA Credit Advisors, LLC, an indirect controlled subsidiary of Kayne Anderson Capital Advisors, L.P., a prominent alternative investment management firm. KBDC has elected to be regulated as a BDC under the Investment Company Act of 1940, as amended (“1940 Act”). KBDC’s investment objective is to generate current income and, to a lesser extent, capital appreciation. For more information, please visit www.kaynebdc.com.

Forward-looking Statements

This press release may contain “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about KBDC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond KBDC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in KBDC’s filings with the SEC. All forward-looking statements speak only as of the date of this press release. KBDC does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

Contacts:

Investor Relations

kaynebdc@kaynecapital.com